UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 11, 2016

PAID, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-28720	73-1479833
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

200 Friberg Parkway Suite 4004 Westborough, Massachusetts	01581
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 861-6050

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Company filed a patent infringement lawsuit against eBay Inc. in the United States District Court for the District of Massachusetts in December 2013.  The Company was represented in its lawsuit on a contingency basis by Hunton & Williams LLP ("Hunton").  To fund the expenses of the lawsuit not covered by Hunton, the Company simultaneously entered into a financing arrangement to cover all remainder fees and costs of the lawsuit out of proceeds from the lawsuit and other licensing.  To secure its payment obligations to the financier, the Company granted a security interest in the personal property of the Company, including the subject patents and all lawsuits, judgments and proceeds therefrom.

As of March 11, 2016, the Company entered into a Confidential Settlement and License Agreement with eBay whereby the Company was paid a one-time settlement and royalty payment.  The Company received $53,500 after costs as full and final payment for such settlement of the lawsuit and non-exclusive licensing of the Company’s patents, and all obligations to the financier were terminated, with full releases from the parties, including a termination of the security interest in the Company’s personal property.

Item 8.01       Other Events.

The Company filed a patent infringement lawsuit against eBay Inc. in the United States District Court for the District of Massachusetts in December 2013 related to Company patents for real-time calculation of shipping, insurance and taxes online.  The case is now settled pursuant to a Confidential Settlement and License Agreement.  Under the agreement, the Company received $53,500 after costs as full and final payment for such settlement of the lawsuit and non-exclusive licensing of the Company’s patents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAID, INC.

Date: March 14, 2016	By:	/s/ W. Austin Lewis, IV
W. Austin Lewis, IV, President